Exhibit 99.1

Keryx Biopharmaceuticals Announces New Drug Application Submission for Zerenex™ for the Treatment of Hyperphosphatemia in Chronic Kidney Disease Patients on Dialysis

NEW YORK, New York, August 8, 2013 (GLOBE NEWSWIRE) – Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX) today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval for the marketing and sale of Zerenex™ (ferric citrate coordination complex), the Company’s drug candidate for the treatment of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis. The Company’s NDA submission is based primarily on the datasets derived from its Phase 3 registration program, which was conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA, and is also supported by efficacy and safety data from several additional studies, including four Phase 3 studies conducted in Japan in CKD patients on dialysis.

Ron Bentsur, the Company’s Chief Executive Officer, said, “The submission of the Zerenex NDA marks a major milestone for the Company. With approximately 1,500 patients exposed to the drug in the clinical development programs conducted by us and our Japanese partner, JT/Torii, we believe that Zerenex is a safe, effective and highly-differentiated drug candidate and today’s submission brings us one step closer to potentially bringing this drug to patients who can benefit from it.” Mr. Bentsur continued, “We are grateful to Dr. Julia Lewis, the Study Chair for the Zerenex Phase 3 program, and to our highly skilled internal team of clinical, manufacturing and regulatory professionals, for the time and effort they have dedicated towards this tremendous achievement.”

The Company also plans to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for regulatory approval of Zerenex in the European Union.

Keryx holds a worldwide license (except for certain Asian Pacific countries) to Zerenex from Panion & BF Biotech, Inc. The Japanese rights are sublicensed by Keryx to Japan Tobacco Inc. (JT) and Torii Pharmaceutical Co., Ltd. (Torii). On January 7, 2013, JT announced the filing of its NDA with the Japanese Ministry of Health, Labour and Welfare for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with CKD.

Zerenex is also in Phase 2 development in the U.S. for the management of phosphorus and iron deficiency in anemic patients with Stage 3 to 5 non-dialysis dependent CKD.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application. Final marketing approval depends on the efficacy and safety results, including the adverse event profile, and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 clinical program. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf.

About Hyperphosphatemia

In the United States, according to data from the U.S. Renal Data System, there are approximately 630,000 patients with Chronic Kidney Disease Stage 5, also referred to as End Stage Renal Disease (ESRD), and the number of CKD Stage 5 patients is projected to rise in the future. The majority of CKD Stage 5 patients in the United States, over 400,000, require dialysis. These patients are referred to as CKD patients on dialysis.

Worldwide, there are approximately 2.8 million patients with CKD Stage 5, with the majority of such patients, over 2 million, requiring dialysis. Phosphate retention and the resulting hyperphosphatemia in CKD patients on dialysis are usually associated with secondary hyperparathyroidism, renal osteodystrophy, soft tissue mineralization and the progression of renal failure. CKD patients on dialysis usually require treatment with phosphate-binding agents to lower and maintain serum phosphorus at acceptable levels. The need for alternative phosphate-binding agents has long been recognized, especially given the increasing prevalence of dialysis as well as shortcomings with current therapies. Zerenex has the potential to be an effective and safe treatment in lowering and/or maintaining normal serum phosphorus levels in CKD patients on dialysis.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA), and the Company has submitted a New Drug Application to the FDA. The Marketing Authorization Application filing with the European Medicines Agency (EMA) is pending submission. Zerenex is also in Phase 2 development in the U.S. for the management of phosphorus and iron deficiency in anemic patients with Stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s

Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex (ferric citrate coordination complex), regulatory submissions and approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: the risk that the NDA and MAA will not be accepted for review by the FDA and EMA, respectively, due to deficiencies in the application or for other reasons; the risk that the FDA and EMA ultimately deny approval of the NDA and MAA, respectively; the risk that SPAs are not a guarantee that the FDA will accept an NDA for filing or ultimately approve a product candidate following submission; whether the FDA and EMA will concur with the our interpretation of our Phase 3 study results or the conduct of the study; whether, if Zerenex receives approval, it will be successfully distributed and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website, and the FDA website, is not incorporated by reference into this press release and is included for reference purposes only.